Exhibit 4.1

EXECUTION VERSION

DELPHI JERSEY HOLDINGS PLC,

as Issuer

THE GUARANTORS PARTY HERETO,

as Guarantors

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

AND

U.S. BANK NATIONAL ASSOCIATION,

as Registrar, Paying Agent and Authenticating Agent

5.00% SENIOR NOTES DUE 2025

INDENTURE DATED AS OF

SEPTEMBER 28, 2017

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EXHIBITS
Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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This INDENTURE, dated as of September 28, 2017 (this “Indenture”), is by and among Delphi Jersey Holdings plc, a Jersey public limited company (the “Issuer”), the other guarantors listed herein (the “Guarantors”) party hereto, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and U.S. Bank National Association, a national banking association, as registrar (“Registrar”), paying agent (“Paying Agent”) and authenticating agent (“Authenticating Agent”).

WITNESSETH:

WHEREAS, the Issuer is entering into this Indenture to establish the form and terms of its 5.00% Senior Notes due 2025 (the “Notes”); and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Indenture and to make it a valid and binding obligation of the Issuer and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.

(a)    The following are definitions used in this Indenture.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means 5.00% Senior Notes due 2025 issued from time to time after the Issue Date pursuant to Section 2.14 of this Indenture, and any Notes issued in exchange or replacement therefor.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or Authenticating Agent.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a)    1% of the then-outstanding principal amount of such Note; and

(b)    the excess, if any, of:

(1)    the present value at such redemption date of all required principal and interest payments due on the Note through the maturity date of the Notes (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)    the then-outstanding principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1)    the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2)    the Attributable Debt determined assuming no such termination.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.

“Board of Directors” means the board of directors of the Issuer or any committee thereof duly authorized to act on behalf of the board of directors of the Issuer.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Equivalents” means:

(a)    Dollars, euros, pound sterling or other money in other currencies received in the ordinary course of business;

(b)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c)    securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(d)    demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;

(e)    repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A-1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f)    commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g)    short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above;

(h)    shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition;

(i)    in the case of the Issuer or a Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which the Issuer or such Subsidiary conducts business; and

(j)    any other investment treated as a “cash equivalent” pursuant to GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Change of Control” means the occurrence of any of the following:

(1)    any transaction occurs (including a merger or consolidation of the Issuer) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2)    any sale, lease or transfer (for the avoidance of doubt, other than a transfer to the Issuer or one of its Subsidiaries), in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

“Change of Control Triggering Event” means, in each case, after the Release Date, the occurrence of both (i) a Change of Control and (ii) a Rating Event.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income (except with respect to clause (viii)), (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent, extraordinary, restructuring, business optimization or similar expense, loss or charge (including, without limitation, the amount of any restructuring, integration, transition, spinoff, severance, facility closing, new facility start-up, similar losses expenses or charges accrued during such period and any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Issuer and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines), (viii) “run-rate” cost savings, synergies, operating expense reductions and operating improvements projected by the Issuer in good faith to result from actions taken or to be taken prior to or during such period (which cost savings, synergies, operating expense reductions and operating improvements shall be calculated on a pro forma basis as though such cost savings, synergies, operating expense reductions and operating improvements had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (x) such cost savings or synergies are reasonably anticipated to be realizable as a result of such actions (as determined in good faith by the Issuer) and (y) such actions have been taken or are to be taken within eighteen (18) months from the date of determination, (ix) restructuring costs and expenses incurred, (x) costs and expenses incurred in connection with the Spinoff during the fiscal years ended December 31, 2017 and December 31, 2018 of the Issuer, (xi) without duplication, income of any non-wholly-owned Subsidiaries and deductions attributable to minority interests, (xii) any non-cash costs or expenses incurred by the Issuer or a Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Equity Interests of Issuer, (xiii) expenses with respect to casualty events, (xiv) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition, investment or disposition and (xv) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (x) any unusual, infrequent or extraordinary income or gains and (y) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Issuer and its Subsidiaries in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133. Consolidated EBITDA shall be determined on a pro forma basis with such adjustments as are consistent with those set forth in the definition of “Consolidated Non-Guarantor Debt Ratio.”

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capitalized Lease Obligations that is treated as interest in accordance with GAAP) of the Issuer and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capitalized Lease Obligations of the Issuer and its Subsidiaries for such period, (b) commissions, discounts and other fees and charges owed by the Issuer or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Issuer and its Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Issuer or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Issuer or a wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Issuer or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Issuer or any of its Subsidiaries for such period, and (g) the interest component of all Attributable Receivables Indebtedness of the Issuer and its Subsidiaries.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Issuer and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Issuer and its Subsidiaries for any period, there shall be excluded (a) extraordinary items, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis), (c) the income (or deficit) of any Person (other than a Subsidiary of the Issuer) in which the Issuer or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Issuer or such Subsidiary in the form of dividends or similar distributions, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, investment, asset disposition, issuance or repayment of Indebtedness, purchase, issuance or sale of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) the cumulative effect of a change in accounting principles.

“Consolidated Non-Guarantor Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Subsidiaries of the Issuer on the date of determination that constitutes Non-Guarantor Indebtedness or Non-Guarantor Preferred Stock (excluding any such amounts owing to the Issuer or a Subsidiary) to (b) the aggregate amount of Consolidated EBITDA for the then most recent four full fiscal quarters for which financial statements of the Issuer are available. For purposes of calculating this ratio:

(a)    if since the beginning of such period the Issuer or any Subsidiary shall have disposed of any Person or business, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets disposed for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

(b)    if since the beginning of such period the Issuer or any Subsidiary (by merger or otherwise) shall have made an investment in any Subsidiary (or any Person that becomes a Subsidiary) or an acquisition of assets constituting a Person or business, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes a business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such investment or acquisition occurred on the first day of such period; and

(c)    if since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Issuer or any Subsidiary since the beginning of such period shall have made any disposition or any investment or acquisition of assets that would have required an adjustment pursuant to clause (a) or (b) above if made by the Issuer or a Subsidiary during such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such disposition, investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, disposition or other investment, the amount of income, Consolidated EBITDA or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Issuer.

Notwithstanding anything herein to the contrary, with respect to any Indebtedness incurred in reliance on Section 4.07 that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Non-Guarantor Debt Ratio, Consolidated Total Assets or Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness incurred in reliance on Section 4.07 that requires compliance with a financial ratio or test (including any tests based on the Consolidated Non-Guarantor Debt Ratio, Consolidated Total Assets or Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts.

“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date that is secured by a Lien on any property of the Issuer or any Guarantor as of such date.

“Consolidated Secured Leverage Ratio” means, for any four-quarter period, the ratio of (a) Consolidated Secured Indebtedness as of the last day of the latest four full fiscal quarters for which financial statements of the Issuer are available to (b) Consolidated EBITDA for the latest four full fiscal quarters for which financial statements of the Issuer are available with such pro forma adjustments as are consistent with those set forth under the definition of “Consolidated Non-Guarantor Debt Ratio,” including the last paragraph thereof.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Issuer and its Subsidiaries, as shown on the most recent balance sheet of the Issuer that is available at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of the aggregate principal amount of Indebtedness for borrowed money of the Issuer and its Subsidiaries outstanding as of such time of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP minus the aggregate amount of unrestricted cash and Cash Equivalents of the Issuer and its Subsidiaries.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof, or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means that certain Credit Agreement, to be dated on or before the Release Date by and among the Issuer, certain Subsidiaries of the Issuer, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of the Issuer a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Currency Agreement” means, with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Delphi Automotive” means Delphi Automotive PLC, a Jersey public limited company.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as agent under the Escrow Agreement, and any and all successors thereto appointed pursuant to the terms and conditions set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated the date hereof by and among the Issuer, the Trustee and the Escrow Agent, relating to the Initial Notes, as amended, modified or supplemented from time to time.

“Escrow End Date” means June 30, 2018.

“Escrow Funds” has the meaning set forth in the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Issuer.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1)    the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)    statements and pronouncements of the Financial Accounting Standards Board,

(3)    such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)    the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Issuer that provides a Note Guarantee under this Indenture.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by the Issuer or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Swap Agreements, Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $800,000,000 in aggregate principal amount of the Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means Barclays Capital Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc.. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UniCredit Capital Markets LLC and U.S. Bancorp Investments, Inc.

“interest” means, with respect to the Notes, interest on the Notes.

“Interest Payment Date” has the meaning set forth in paragraph 1 of the applicable Notes.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Standard & Poor’s and BBB- (or the equivalent) by Fitch, or if Moody’s, Standard & Poor’s or Fitch shall cease to provide a rating of the Notes, an equivalent rating by any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (b) of the definition of “Rating Agency.”

“Issue Date” means September 28, 2017.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, Registrar and Paying Agent or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Limited Condition Transaction” means any acquisition or other similar investment, including by means of a merger, amalgamation or consolidation, by the Issuer or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Issuer or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Non-Guarantor Indebtedness” means any Indebtedness of a Subsidiary that is not a Guarantor.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of this Indenture.

“Offering Memorandum” means the offering memorandum dated September 14, 2017 relating to the initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or a Guarantor.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for (a) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets and Permitted Receivables Related Assets (thereby providing financing to the Issuer and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets and Permitted Receivables Related Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets and Permitted Receivables Related Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to Subsidiaries secured by Receivables (whether now existing or arising in the future) of such Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type (in the good faith determination of the Issuer), in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Issuer) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Issuer or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Holders of the Notes.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or Receivables-backed financing programs involving accounts receivable and any collections or proceeds of any of the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Powertrain Business” means the business constituting the powertrain systems business of Delphi Automotive and certain of its other assets and liabilities, in each case, as described in the Offering Memorandum.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means (a) Standard & Poor’s, Moody’s and Fitch or (b) if Standard & Poor’s, Moody’s or Fitch or any or all of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s, Moody’s or Fitch or any or all of them, as the case may be.

“Rating Event” means:

(1)    if the Notes are rated Investment Grade by all three of the Rating Agencies on the first day of the Trigger Period, such Notes are downgraded to below Investment Grade (i.e. below BBB- or Baa3) and/or cease to be rated by two of the Rating Agencies on any date during the Trigger Period;

(2)    if the Notes are rated (A) below Investment Grade by two of the Rating Agencies on the first day of the Trigger Period and (B) Investment Grade by one of the Rating Agencies on the first day of the Trigger Period, then both of the following occur: (i) in the case of the Rating Agencies referred to in clause (A), such Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of such Notes on the first day of the Trigger Period by at least one of such Rating Agencies and/or at least one of such Rating Agency ceases to rate such Notes on any date during the Trigger Period and (ii) in the case of the Rating Agency referred to in clause (B), such Notes are downgraded to below Investment Grade (i.e. below BBB- or Baa3) and/or cease to be rated by such Rating Agency on any date during the Trigger Period;

(3)    if the Notes are rated (A) below Investment Grade by one of the Rating Agencies on the first day of the Trigger Period and (B) Investment Grade by two of the Rating Agencies on the first day of the Trigger Period, then both of the following occur: (i) in the case of the Rating Agency referred to in clause (A), such Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of such Notes on the first day of the Trigger Period and/or cease to be rated by such Rating Agency on any date during the Trigger Period and (ii) in the case of the Rating Agencies referred to in clause (B), such Notes are downgraded to below Investment Grade (i.e. below BBB- or Baa3) by at least one such Rating Agency and/or at least one of such Rating Agency ceases to rate such Notes on any date during the Trigger Period; or

(4)    if the Notes are rated below Investment Grade by all three of the Rating Agencies on the first day of the Trigger Period, such Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of such Notes on the first day of the Trigger Period and/or cease to be rated by two of the Rating Agencies on any date during the Trigger Period;

provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable downgrading Rating Agency does not publicly announce or confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated; provided further that in the event that a Rating Agency does not provide a rating of Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of such Notes by such Rating Agency and a downgrade that results in such Notes no longer being rated Investment Grade by such Rating Agency, in each case, for purposes of clauses (1), (2), (3) and (4) above and shall not be subject to the immediately preceding proviso.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise)

of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Issuer, and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

“Receivables Sellers” means Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Issuer or any Subsidiary incurred in compliance with this Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than (i) the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding plus (ii) fees and expenses, including any premium and defeasance costs and accrued interest.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Release Date” means the date of the Release (as defined in the Escrow Agreement).

“Release Request” has the meaning set forth in the Escrow Agreement.

“Restricted Certificated Note” means a Certificated Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Guarantor whereby the Issuer or a Guarantor transfers such property to a Person and the Issuer or such Guarantor leases it from such Person, other than (i) leases between the Issuer and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Special Mandatory Redemption” means the redemption of the Notes by the Issuer at the Special Mandatory Redemption Price following a Special Mandatory Redemption Event.

“Special Mandatory Redemption Date” means the date specified by the Issuer in a notice of Special Mandatory Redemption delivered pursuant to Section 3.09, which date shall be no later than the third Business Day following the date of the applicable Special Mandatory Redemption Event.

“Special Mandatory Redemption Event” means (i) the Escrow Agent has not received a Release Request on or prior to the Escrow End Date or (ii) the Issuer notifies the Escrow Agent and the Trustee in writing that Delphi Automotive is no longer pursuing the Spinoff.

“Special Mandatory Redemption Price” means a redemption price equal to 100% of the issue price of the Notes, as set forth on the cover of the Offering Memorandum, plus accrued and unpaid interest from the Issue Date, or the most recent date on which interest has been paid or provided for, to, but excluding, the Special Mandatory Redemption Date.

“Spinoff” means the transfer by Delphi Automotive of the Powertrain Business to the Issuer and its Subsidiaries, and the subsequent distribution by Delphi Automotive of 100% of the stock of the Issuer to Delphi Automotive’s existing shareholders.

“Standard & Poor’s” means Standard & Poor’s Ratings Services LLC, a division of S&P Global Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction, as determined in good faith by the Issuer.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)     such Person,

(2)     such Person and one or more Subsidiaries of such Person or

(3)     one or more Subsidiaries of such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or the Subsidiaries shall be a Swap Agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb).

“Transactions” means (a) the issuance and sale of the Notes pursuant to the Offering Memorandum, (b) the entering into of the Credit Agreement and the making of borrowings thereunder, (c) the Spinoff (and the transactions related thereto) and (d) the entry into the Escrow Agreement, and, in each case, the transactions related thereto.

“Treasury Rate” means, as of the applicable redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the redemption date or, in the case of a satisfaction and discharge or defeasance, at least two Business Days prior to the date on which the Issuer deposits the amounts required under this Indenture) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published or no market data appears thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2025; provided, however, that if the period from such redemption date to October 1, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trigger Period” means the 60-day period commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any two of the three Rating Agencies); provided that the Trigger Period will terminate with respect to each Rating Agency when such Rating Agency takes action (including affirming its existing ratings) with respect to such Change of Control.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Unrestricted Certificated Note” means one or more Certificated Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as otherwise set forth in Section 4.07(c), whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

SECTION 1.02.	Other Definitions.

Term	Defined in Section
Acceleration Notice	6.02
Additional Amounts	4.05(b)
Applicable Premium Deficit	8.06
Authenticating Agent	Preamble
Authentication Order	2.02(d)
Change in Tax Law	3.08(b)
Change of Control Offer	4.11(a)
Change of Control Payment	4.11(a)
Change of Control Payment Date	4.11(a)
City Code	1.05
Covenant Defeasance	8.03
DTC	2.03(b)
Event of Default	6.01
Future Guarantor	10.02
Global Note Legend	2.06(g)(ii)
Guaranteed Obligations	10.01
Guarantors	Preamble
incur	4.07(a)
Indenture	Preamble
Initial Lien	4.10(a)
Issuer	Preamble
LCT Election	1.05
LCT Test Date	1.05
Legal Defeasance	8.02
Material Indebtedness	4.13
Non-Guarantor Preferred Stock	4.07(a)
Notes	Recitals
Note Register	2.03(a)
Paying Agent	2.03(a)
Permitted Liens	4.10(a)
Private Placement Legend	2.06(g)(i)(1)
Redemption Date	2.08(d)

Term	Defined in Section
Registrar	2.03(a)
Regulation S Global Note Legend	2.06(g)(iii)
Relevant Jurisdiction	4.05(b)
Successor Company	5.01(a)(1)
Successor Guarantor	5.01(b)(1)
Taxes	4.05(a)
Tax Redemption Date	3.08(b)
Trustee	Preamble

SECTION 1.03.	[Reserved].

SECTION 1.04.	Rules of Construction.

(a)    Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;

(iv)    words in the singular include the plural, and in the plural include the singular;

(v)    all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)    “including” means “including without limitation”,

(viii)    provisions apply to successive events and transactions; and

(ix)    references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

(b)    Unless otherwise expressly specified, references in this Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Indenture and not to any other document.

SECTION 1.05.	Limited Condition Transactions.

Notwithstanding anything in this Indenture to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Indenture or the Notes (including the determination of compliance with any provision of this Indenture or the Notes which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with any transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or test and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or from any other applicable covenant shall, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the relevant test period being used to calculate such financial ratio ending prior to the LCT Test Date, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated EBITDA of the Issuer) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and the Notes and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. For the avoidance of doubt, if the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Indenture or the Notes, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of the foregoing, solely in connection with an acquisition with respect to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the applicable target company is made in compliance with the City Code shall be deemed to be the date on which the definitive agreements for such Limited Condition Transaction are entered into.

ARTICLE 2

THE NOTES

SECTION 2.01.	Form and Dating.

(a)    General. The Authenticating Agent shall initially authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $800,000,000, upon a written order of the Issuer (other than as provided in Section 2.07 hereof). The Notes and the Authenticating Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided.

The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

SECTION 2.02.	Execution and Authentication.

(a)    One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

(b)    If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c)    A Note shall not be valid until authenticated by the manual signature of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d)    The Trustee or the Authenticating Agent shall, upon a written order of the Issuer signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

(e)    The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer or any of their respective Subsidiaries. The Trustee hereby appoints U.S. Bank National Association as Authenticating Agent and U.S. Bank National Association hereby accepts such appointment.

SECTION 2.03.	Registrar and Paying Agent.

(a)    The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)    The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c)    The Issuer initially appoints U.S. Bank National Association to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and U.S. Bank National Association hereby initially agrees so to act. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses.

SECTION 2.04.	Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee or U.S. Bank National Association (which by its execution of this Indenture hereby agrees) to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.	Holder Lists.

The Trustee shall preserve, or shall cause the Registrar to preserve, in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Paying Agent is not the same entity as the Registrar, the Issuer shall furnish or cause the Registrar to furnish, to the Paying Agent, at least seven Business Days before each Interest Payment Date and at such other times as the Paying Agent may request in writing, a list in such form and as of such date or such shorter time as the Registrar may allow, as the Paying Agent may reasonably require of the names and addresses of the Holders.

SECTION 2.06.	Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Certificated Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (B) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (A) above, Certificated Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Certificated Notes issued subsequent to any of the preceding events in (A) or (B) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)     Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the applicable Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A; provided that such interest is then transferred to the Rule 144A Global Note. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant or Indirect Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Certificated Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Global Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)     Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1)    if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(2)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Certificated Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon the occurrence of any of the events in subsection (A) or (B) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(2)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(3)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(5)    if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof.

Upon satisfaction of the conditions of this Section 2.06(c)(i), the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    Beneficial Interests in Regulation S Global Note to Certificated Notes. Notwithstanding Sections 2.06(c)(i)(1) and (3) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Certificated Note or transferred to a Person who takes delivery thereof in the form of a Certificated Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B), except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Certificated Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Certificated Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an

Unrestricted Certificated Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Certificated Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Certificated Notes for Beneficial Interests.

(i)    Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(1)    if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(2)    if such Restricted Certificated Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(3)    if such Restricted Certificated Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4)    if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(5)    if such Restricted Certificated Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof.

Upon satisfaction of the conditions of this Section 2.06(d)(i) the Registrar shall cancel the Restricted Certificated Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (1), (4), or (5) above, the applicable Restricted Global Note, in the case of clause (2) above, the applicable 144A Global Note, and in the case of clause (3) above, the applicable Regulation S Global Note.

(ii)    Restricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)    if the Holder of such Certificated Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)    if the Holder of such Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Registrar shall cancel the Restricted Certificated Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Certificated Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e)    Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)     Restricted Certificated Notes to Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(1)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)     Restricted Certificated Notes to Unrestricted Certificated Notes. Any Restricted Certificated Note may be exchanged by the Holder thereof for an Unrestricted Certificated Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Certificated Note if the Registrar receives the following:

(1)    if the Holder of such Restricted Certificated Notes proposes to exchange such Notes for an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)    if the Holder of such Restricted Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Unrestricted Certificated Notes to Unrestricted Certificated Notes. A Holder of Unrestricted Certificated Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Certificated Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(1)    Except as permitted by subparagraph (2) below, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Private Placement Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL

OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE) OR IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(2)    Notwithstanding the foregoing, any Global Note or Certificated Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend. In addition, the Issuer may remove the Private Placement Legend from any Note if it determines that such legend is no longer required to comply with the securities laws of the United States.

(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary) (the “Global Note Legend”):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT

IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)    Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form (the “Regulation S Global Note Legend”):

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Registrar in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

(i)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Authenticating Agent shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(iii)    The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(iv)    Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(j)    No Obligation of the Trustee, Registrar and Paying Agent.

(i)    The Trustee, Registrar and Paying Agent shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee, Registrar and Paying Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)    The Trustee, Registrar and Paying Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07.	Replacement Notes.

If any mutilated Note is surrendered to the Registrar or the Issuer and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Authenticating Agent, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Registrar’s requirements are met. If required by the Registrar or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Issuer, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 2.08.	Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 2.09 hereof.

(b)    If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Registrar receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)    If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)    If the Paying Agent (other than the Issuer or a Subsidiary thereof) segregates and holds in trust, in accordance with this Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Issuer or a Subsidiary of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10.	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Authenticating Agent shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.	Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Trustee and Paying Agent shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar, upon direction by the Issuer and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer from time to time upon written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancellation.

SECTION 2.12.	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee and Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee and Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.	CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee and Registrar, as applicable, shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee and Registrar of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.14.	Additional Notes.

The Issuer shall be entitled to issue Additional Notes under this Indenture in an unlimited aggregate principal amount, each of which shall have identical terms as the Initial Notes, respectively, other than with respect to the date of issuance and issue price and first payment of interest (and, if such Additional Notes shall be issued in the form of Restricted Global Notes or Restricted Certificated Notes, other than with respect to transfer restrictions with respect thereto). The Initial Notes and any Additional Notes shall be treated as a single class, in each case for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee and the Agent, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b)    the issue price, the issue date and the CUSIP number(s) of such Additional Notes; provided, however, that if such Additional Notes are not fungible with the other Notes of the same series for U.S. federal income tax purposes, such Additional Notes shall not have the same “CUSIP” number or other applicable identification number as the other Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01.	Notices to Trustee.

If the Issuer elects to redeem any Notes pursuant to the optional redemption provisions of Section 3.07 or 3.08 hereof and paragraph 5 of the Notes, it shall furnish to the Trustee and the applicable Agent an Officer’s Certificate setting forth (i) the Redemption Date, (ii) the principal amount of the Notes to be redeemed, and (iii) the redemption price. The Issuer shall furnish such Officer’s Certificate to the Trustee and the applicable Agent at least 15 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02.	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased at any time, the Registrar and Paying Agent shall select the Notes to be redeemed or purchased, (i) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the applicable Notes are listed, or (ii) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Registrar and Paying Agent in its sole discretion shall deem to be fair and appropriate. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date by the Registrar and Paying Agent from the outstanding Notes not previously called for redemption.

The Paying Agent and Registrar shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.	Notice of Redemption.

At least 15 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    any condition to such redemption;

(d)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(e)    the name and address of the Paying Agent;

(f)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g)    that, unless the Issuer defaults in making such redemption payment and subject to satisfaction of any conditions specified therein, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h)    the paragraph of the Notes and Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Registrar shall give the notice of redemption in the Issuer’s name and at its expense, provided, however, that the Issuer gives the Registrar at least 3 Business Days prior notice of such request.

SECTION 3.04.	Effect of Notice Upon Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price stated in the notice except that any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. Subject to the foregoing, upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.	Deposit of Redemption Price.

On or before 11:00 a.m. Eastern Time on any Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions of Notes) to be redeemed on that date. Upon written instructions of the Issuer, the Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Authenticating Agent shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.	Optional Redemption .

(a)    At any time, the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the issue price of the Notes (including any Additional Notes) being redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(b)    In the event that Holders of not less than 90% of the principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer pursuant to Section 4.11, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, on not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at the purchase price specified in the Change of Control Offer plus, to the extent not included in the purchase price specified in the Change of Control Offer, accrued and unpaid interest thereon, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date falling on or prior to the redemption date).

SECTION 3.08.	Tax Redemption.

(a)    The Issuer may redeem the Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the holders, if it determines that, as a result of:

(1)    any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(2)    any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

(b)    which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the Notes or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 4.05 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

(c)    Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(1)    a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(2)    an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by us, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

(d)    The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

SECTION 3.09.	Special Mandatory Redemption.

(a)    If a Special Mandatory Redemption Event occurs, then the Issuer will redeem the aggregate principal amount of the Notes outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)    The Issuer will cause a notice of Special Mandatory Redemption to be mailed to the Trustee and mailed, or delivered electronically if held by any depositary, to the Holders at their registered addresses no later than the Business Day following the Special Mandatory Redemption Event, which shall provide for the redemption of the Notes on the Special Mandatory Redemption Date following the date of the applicable Special Mandatory Redemption Event. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the applicable paying agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate (except the obligations of the Issuer and/or the Guarantors described under Section 4.05). After payment of the Special Mandatory Redemption Price to the Holders, any excess Escrow Funds will be returned to the Issuer.

(c)    Any redemption pursuant to this Section 3.09 shall follow procedures set forth in Article 3 to the extent not inconsistent herewith.

SECTION 3.10.	Mandatory Redemption.

Except as set forth in Sections 3.09 and 4.11 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

SECTION 4.01.	Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02.	Maintenance of Office or Agency.

(a)    The Issuer shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints U.S. Bank National Association as its agent to receive all such presentations, surrenders, notices and demands.

(b)    The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Issuer hereby designates the address of U.S. Bank National Association set forth in Section 11.02 as one such office, drop facility or agency of the Issuer in accordance with Section 4.02(a).

SECTION 4.03.	Reports.

From and after the consummation of the Spinoff, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, copies of:

(1)    annual reports on Form 10-K, or any successor or comparable form, of the Issuer containing the information required to be contained therein, or required in such successor or comparable form;

(2)    quarterly reports on Form 10-Q of the Issuer, containing the information required to be contained therein, or any successor or comparable form; and

(3)    from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form, of the Issuer.

Notwithstanding whether the Issuer is subject to the periodic reporting requirements of the Exchange Act, the Issuer will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent the Issuer files the information and reports referred to in the preceding paragraph with the SEC and such information is publicly available on the Internet, the Issuer shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

In addition, the Issuer shall furnish to the Holders of the Notes and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons who are not “affiliates” under the Securities Act.

In the event that any direct or indirect parent company of the Issuer (of which the Issuer is a wholly-owned Subsidiary) is or becomes a Guarantor of the Notes, the Issuer may satisfy its obligations under this Section 4.03 by furnishing information (or filing it with the SEC) relating to such direct or indirect parent company.

Any such reports delivered or filed by the Issuer with the Trustee shall be considered for informational purposes only and the Trustee’s receipt of such reports shall not constitute notice or actual knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

SECTION 4.04.	Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto. For the purposes of this paragraph, such compliance shall be determined without regard to any grace period or requirement of notice provided under this Indenture.

(b)    The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith and in any event within 30 days upon any Officer becoming aware of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.05.	Payment of Additional Amounts.

(a)    Payments made by the Issuer, a Guarantor or a paying agent, as applicable, on the Notes or in respect of a Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer, a Guarantor or a paying agent is required to withhold or deduct Taxes by law.

(b)    If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of the United Kingdom, Jersey, any other jurisdiction in which the Issuer or any Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the Notes or the Note Guarantee, the Issuer or the applicable Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the Notes or in respect of the applicable Note Guarantee as may be necessary so that the net amount received by each holder of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)    that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes or any Note Guarantee, or the exercise or enforcement of any rights under or with respect to the Notes, this Indenture or any Note Guarantee), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)    that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(3)    payable other than by withholding from payments of principal of or interest on the Notes or from payments in respect of a Note Guarantee;

(4)    that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(5)    that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(6)    required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(7)    that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(8)    that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)    in the case of any combination of clauses (1), (2), (3), (4), (5), (6), (7) and (8) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note or any payment in respect of a Note Guarantee to any such holder who is a fiduciary or a partnership or a beneficial owner that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

(c)    The Issuer, a Guarantor or the paying agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

(d)    All references in this Indenture, other than under Sections 8.02, 8.03 and 8.06 of this Indenture, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

(e)    In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the Notes, any Note Guarantee, this Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the Notes, any Note Guarantee, this Indenture, or any other document or instrument referred to therein.

(f)    The Issuer’s and a Guarantor’s obligations to pay Additional Amounts if and when due will survive the termination of this Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of the Issuer or any Guarantor, and to any jurisdiction in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

SECTION 4.06.	Activities Prior to Release Date.

Prior to the Release Date, each of the Issuer’s and the Issuer’s Subsidiaries’ primary activities will be restricted to (a) issuing the Notes and the Guarantees, as applicable, (b) issuing Capital Stock to, and receiving capital contributions (and assuming certain liabilities) from, Delphi Automotive and its Subsidiaries, (c) performing its obligations, as applicable, under the Notes, the Guarantees, this Indentures, the Escrow Agreement and the Credit Agreement, (d) consummating the Spinoff or redeeming the Notes pursuant to Section 3.09, as applicable, (e) performing its obligations, if any, under the Credit Agreement, (f) conducting such other activities as are necessary or appropriate to maintain its existence and carry out the activities described above and (g) such other activities as are necessary or appropriate to facilitate the Spinoff (including conducting the operations, business and activities of the Powertrain Business).

SECTION 4.07.	Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock.

(a)    From and after the consummation of the Spinoff, the Issuer shall not permit any of its Subsidiaries that are not Guarantors to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Non-Guarantor Indebtedness (including Acquired Debt) and shall not permit any of its Subsidiaries that are not Guarantors to issue any shares of Preferred Stock (“Non-Guarantor Preferred Stock”); provided, however, that any Subsidiary that is not a Guarantor may incur Non-Guarantor Indebtedness (including Acquired Debt) and issue Non-Guarantor Preferred Stock if after giving pro forma effect thereto (including the application of proceeds therefrom), the Consolidated Non-Guarantor Debt Ratio would be no greater than 1.50 to 1.00.

(b)    The foregoing paragraph (a) shall not apply to the following items:

(1)    any Indebtedness or Non-Guarantor Preferred Stock of any Subsidiaries in existence on the Release Date;

(2)    Indebtedness owing to the Issuer or any Subsidiary and Non-Guarantor Preferred Stock issued to the Issuer or any Subsidiary;

(3)    Guarantees of Indebtedness of any other Subsidiary that is not a Guarantor;

(4)    Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(5)    Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(6)    Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(7)    Indebtedness in respect of judgments, decrees, attachments or awards;

(8)    Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales;

(9)    Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(10)    Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(11)    Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(12)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (11) above;

(13)    Indebtedness under Permitted Receivables Facilities; provided that the aggregate principal amount of such Indebtedness, when taken together with (but not in duplication of) any Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities incurred or permitted to exist pursuant to Section 4.10(a)(6), shall not exceed the greater of (x) $420,000,000 and (y) 60% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness);

(14)    Indebtedness incurred in the ordinary course of business to finance working capital and other cash management needs of such Subsidiaries;

(15)    other Indebtedness in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $215,000,000 and (y) 9% of Consolidated Total Assets for the Issuer as of the most recently ended fiscal quarter for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness);

(16)    (A) Indebtedness assumed in connection with an acquisition, including Indebtedness of a Person that is acquired by, or merged with or into, the Issuer or a Subsidiary (but not incurred in contemplation thereof); provided that the aggregate principal amount of outstanding Indebtedness permitted by this clause (16)(A) shall not exceed the greater of (x) $250,000,000 and (y) 35% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness) at any time outstanding and (B) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) the aggregate principal amount of outstanding Indebtedness permitted by this clause (16)(B) shall not exceed the greater of (x) $300,000,000 and (y) 42% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness) at any time outstanding, (ii) such Indebtedness (other than any Refinancing Indebtedness in respect thereof) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement and (iii) such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and

(17)    any Refinancing Indebtedness in respect of Indebtedness incurred under clause (a) above or clauses (1), (13), (14), (15) and (16) of this clause (b) or this clause (17); provided that in the case of any Refinancing of Indebtedness initially incurred pursuant to clause (13), (15) or (16)(A) or (B), the principal amount of such “Refinancing Indebtedness” (exclusive of principal in respect of amounts referred to in clause (ii) of the definition of Refinancing Indebtedness) shall be deemed to be incurred under such clause for purposes of calculating future incurrences under such baskets. For the avoidance of doubt, if any Indebtedness was initially incurred in reliance of a basket based on a percentage of Consolidated EBITDA, any Refinancing shall be permitted even if Consolidated EBITDA is lower at the time of such refinancing.

(c)    For purposes of determining compliance with any U.S. dollar restriction on (i) the incurrence of Indebtedness or (ii) the incurrence or existence of any Lien pursuant to Section 4.10, in each case, where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Subsidiaries may incur pursuant to this Section 4.07 or Liens that may be incurred or exist pursuant to Section 4.10 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness or Liens thereon, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.08.	Limitation on Sale and Leaseback Transactions.

(a)    From and after the consummation of the Spinoff, the Issuer will not, and will not permit any Guarantor to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1)    the Sale and Leaseback Transaction is solely with the Issuer or a Subsidiary of the Issuer;

(2)    the lease is for a period not in excess of 24 months, including renewals;

(3)    the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (18) of Section 4.10(a) without equally and ratably securing the Notes then outstanding under this Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction; or

(4)    the Issuer or such Subsidiary within 360 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the permanent retirement of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes in right of payment or Indebtedness of the Issuer or a Subsidiary of the Issuer or (ii) the purchase of property.

SECTION 4.09.	[Reserved].

SECTION 4.10.	Liens.

(a)    From and after the consummation of the Spinoff, the Issuer will not, and will not permit any Guarantor to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured, other than the following (“Permitted Liens”):

(1)    Liens securing Indebtedness under the Credit Agreement and other Credit Facilities in an aggregate principal amount not to exceed $2,170 million;

(2)    any Lien on any property of the Issuer or any Subsidiary (other than with respect to any obligations under the Credit Agreement) existing on the Release Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property of the Issuer or any Subsidiary other than (A) improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Release Date and any Refinancing Indebtedness in respect thereof so long as such Liens are not extended to any other property of the Issuer or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide Liens on the same assets owned by it);

(3)    any Lien existing on any property prior to the acquisition thereof by the Issuer or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the Release Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of the Issuer or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof so long as such Liens are not extended to any other property of the Issuer or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it);

(4)    Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Issuer or any Subsidiary; provided that (i) such security interests secure Indebtedness not to exceed the greater of (x) $300,000,000 and (y) 42% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness) at any time outstanding, (ii) such security interests and the Indebtedness secured thereby (other than any Refinancing Indebtedness in respect thereof so long as such Liens are not extended to any other property of the Issuer or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it)) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property of the Issuer or any Subsidiary except for accessions to such property, property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(5)    rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(6)    Liens on Receivables, Permitted Receivables Facility Assets and Permitted Receivables Related Assets securing Indebtedness arising under Permitted Receivables Facilities; provided that the aggregate principal amount of such Indebtedness secured by such Liens, when taken together with (but not in duplication of) any Indebtedness under Permitted Receivables Facilities pursuant to Section 4.07(b)(13), shall not exceed the greater of (x) $420,000,000 and (y) 60% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Indebtedness);

(7)    Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions or (ii) consisting of an agreement to sell or otherwise dispose of any property in a transaction not otherwise prohibited under this Indenture;

(8)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(9)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business permitted by this Indenture and Liens in favor of customs and revenue authorities;

(10)    Liens deemed to exist in connection with investments in repurchase agreements;

(11)    ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Issuer or any Subsidiary;

(12)    any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;

(13)    Liens not otherwise constituting Permitted Liens, provided that a Lien shall be permitted to be incurred pursuant to this clause (13) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (13) would not exceed the greater of (x) $600,000,000 and (y) 90% of Consolidated EBITDA for the Issuer for the then most recent four full fiscal quarters for which financial statements of the Issuer are available (measured at the time of incurrence of any such Liens);

(14)    Liens securing Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or a Subsidiary of the Issuer;

(15)    Liens securing Indebtedness or other obligations of the Issuer or a Subsidiary in an aggregate principal amount such that, on a pro forma basis (including a pro forma application of the net proceeds therefrom but excluding the cash proceeds thereof), the Consolidated Secured Leverage Ratio would be less than or equal to 1.50 to 1.00 as of the last day of the most recent fiscal quarter of Issuer;

(16)    Liens securing Indebtedness (i) under Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(17)    Liens on the assets or Equity Interests of a Subsidiary that is not a Guarantor to secure Indebtedness of such Subsidiary that is otherwise permitted by this Indenture; and

(18)    Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (2), (3), (4), (6), (13) and (15); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and (b) in the case of any Refinancing of Indebtedness secured by Liens referred to in the foregoing clause (1), (4), (6) or (13), the principal amount of such Refinancing Indebtedness (exclusive of principal in respect of amounts referred to in clause (ii) of the definition thereof) shall be deemed to be incurred under such clause for purposes of calculating future incurrences under such baskets. For the avoidance of doubt, if any Indebtedness was initially incurred in reliance of a basket based on a percentage of Consolidated EBITDA, any Refinancing shall be permitted even if Consolidated EBITDA is lower at the time of such refinancing.

(b)    Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.10(a) above shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c)    For purposes of determining compliance with this Section 4.10, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 4.10(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 4.10(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.10 and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of Section 4.10(a) and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses; provided, that all Liens on Indebtedness outstanding under the Credit Agreement on the Release Date (after giving effect to the Transactions) will be treated as incurred on the Release Date under clause (1) of Section 4.10(a) and the Issuer shall not be permitted to reclassify all or any portion of the Liens on such Indebtedness outstanding on the Release Date.

SECTION 4.11.	Offer to Repurchase Upon Change of Control Triggering Event.

(a)    Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Issuer to purchase all or any part of such Holder’s Notes (provided that no notes of $2,000 or less can be redeemed in part) pursuant to the Change of Control described below at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Within 30 days following any Change of Control Triggering Event, Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means, pursuant to the procedures as required by this Indenture, a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating: (i) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest on the relevant Interest Payment Date), (ii) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event, (iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change of Control Payment Date”) and (iv) the instructions determined by the Issuer, consistent with this Section 4.11, that a Holder must follow in order to have its Notes purchased. Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b)    On the Change of Control Payment Date, the Issuer shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee or Registrar the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Authenticating Agent shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

(d)    Notwithstanding anything to the contrary in this Section 4.11, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Issuer prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

(e)    The provisions under this Section 4.11 related to the Issuer’s obligations to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SECTION 4.12.	Corporate Existence

Except as otherwise permitted by Article 5 hereof, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.13.	Additional Guarantors.

From and after the consummation of the Spinoff, the Issuer will cause each Subsidiary of the Issuer that is (i) an obligor or guarantor of Indebtedness under the Credit Agreement or (ii) that is an obligor or guarantor of any Indebtedness of the Issuer or a Guarantor (other than Indebtedness owing to the Issuer or a Guarantor), in each case, with an aggregate principal amount of at least $200 million (“Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D hereto, pursuant to which such Subsidiary will provide a Note Guarantee.

ARTICLE 5

SUCCESSORS

SECTION 5.01.	Merger, Consolidation, or Sale of Assets.

(a)    The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1)    the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, limited liability partnership, limited company, or other similar organization organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore; provided that, the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under this Indenture and the Notes (and, if the Successor Company is not a corporation, the Issuer shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2)    immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, upon which the Trustee may conclusively rely, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and that all conditions precedent relating to such consolidation, merger or transfer have been fulfilled. Further, the Opinion of Counsel shall state that such supplemental indenture, if any, has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Issuer.

(b)    The Issuer will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person, unless:

(1)    (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Issuer, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, or other documents or instruments in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B)     immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C)    the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, upon which the Trustee may conclusively rely, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and that all conditions precedent relating to such consolidation, merger or transfer have been fulfilled. Further, the Opinion of Counsel shall state that such supplemental indenture, if any, has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Issuer; or

(2)    such Guarantor will be released from its Note Guarantee in connection therewith as provided in this Indenture.

(c)    Notwithstanding Section 5.01(a) or Section 5.01(b):

(1)    any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor; and

(2)    the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

SECTION 5.02.	Successor Corporation Substituted.

Upon any consolidation, merger or any transfer of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, in which the Issuer is not the continuing Person, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture and the obligation to pay the principal of and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default.

Each of the following is an “Event of Default” with respect to the Notes:

(a)    a default in any payment of interest on the Notes when due and payable continues for a period of 30 days;

(b)    a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(c)    the failure by the Issuer or any Guarantor to comply with its obligations under Section 5.01 above;

(d)    the failure by the Issuer or any Subsidiary to comply with any of its obligations under Section 4.03, 4.07, 4.08, 4.10, 4.11 or 4.13 for 60 days (or 120 days in the case of Section 4.03) after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(e)    the failure by the Issuer or any Subsidiary to comply with its other agreements contained in this Indenture for 90 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(f)    the failure by the Issuer or any Subsidiary to pay the principal amount of any Indebtedness (other than Indebtedness owing to the Issuer or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the Holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $120 million or its foreign currency equivalent;

(g)    [reserved];

(h)    any Note Guarantee by any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under this Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in this Indenture;

(i)    the Issuer or any of its Subsidiaries that is a Significant Subsidiary, within the meaning of Bankruptcy Law:

(i)    commences a voluntary case,

(ii)    consents to the entry of an order for relief against it in an involuntary case,

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)    makes a general assignment for the benefit of its creditors; or

(j)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Issuer or any of its Subsidiaries that is a Significant Subsidiary in an involuntary case;

(ii)    appoints a custodian of the Issuer or any of its Subsidiaries that is a Significant Subsidiary, or for all or substantially all of the property of the Issuer or any of its Subsidiaries that is a Significant Subsidiary; or

(iii)    orders the liquidation of the Issuer or any of its Subsidiaries that is a Significant Subsidiaries,

and the order or decree remains unstayed and in effect for 60 consecutive days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (d), (e), (f) or (h) above will not constitute an Event of Default with respect to the Notes until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in clause (d), (e), (f) or (h) hereof after receipt of such notice.

SECTION 6.02.	Acceleration.

If an Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Issuer) occurs and is continuing, the Trustee (at the direction of the Holders) or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.01 hereof with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 6.01(f) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(f) shall be remedied or cured by the Issuer or a Subsidiary of the Issuer or waived (and the related declaration of acceleration rescinded or annulled) by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect to the Notes and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

At any time after a declaration of acceleration with respect to the Notes as described in the second preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration with respect to the Notes and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Issuer has paid the Trustee and the Agents their compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (i) or (j) of Section 6.01 hereof, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.	Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holders of Notes or that would involve the Trustee in personal liability.

SECTION 6.06.	Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)    the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)    the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)    such Holder of a Note or Holders of Notes offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)    within such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.	Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, the Agents, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.06 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01.	Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee as set forth in Section 6.01 and such notice references this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, the Issuer’s covenants herein.

(j)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

SECTION 7.02.	Rights of the Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall reasonably determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer during normal business hours and upon reasonable notice, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)    The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney appointed with due care by it under this Indenture.

(i)    The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(j)    Notwithstanding anything in this Indenture to the contrary, the rights, privileges, protections, immunities and benefits given to the Trustee under this Article 7, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, U.S. Bank National Association in each of its capacities hereunder as an Agent, and to each agent, Custodian and other Person employed to act hereunder.

(k)    The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(l)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(m)    Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Issuer has been advised as to the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 hereof.

SECTION 7.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.	Notice of Defaults.

(a)    The Trustee shall not be deemed to have notice of any Default with respect to Notes unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Issuer or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(b)    If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver to Holders of the Notes, notice of the Default within the earlier of 90 days after the occurrence of a Default or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note (including payments pursuant to the redemption provisions of the Notes), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.	[Reserved].

SECTION 7.07.	Compensation and Indemnity.

The Issuer and the Guarantors shall pay to U.S. Bank National Association, in each of its capacities as Agent, and through U.S. Bank National Association to Trustee from time to time reasonable compensation for its and Trustee’s services hereunder (it being understood all amounts set forth in the fee letter dated September 26, 2017, between the Issuer and U.S. Bank National Association shall be deemed reasonable). The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors shall reimburse the Trustee and the Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made by such party in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Agents’ respective agents and counsel.

The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer and the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Issuer and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee or the Agents, as applicable, the satisfaction and discharge and the termination of this Indenture.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08.	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Subject to Section 7.10, any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 7.10.	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee and Agents hereunder and the Issuer’s obligations in connection therewith and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03 through 4.13 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of

Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d), (e), (f) and, other than with respect to the Issuer, (i) and (j) hereof shall not constitute Events of Default.

SECTION 8.04.	Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    the Issuer must deposit with the Paying Agent, in trust, for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal amount at maturity of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b)    in the case of an election under Section 8.02 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of an election under Section 8.03 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness);

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(g)    the Issuer shall have paid or duly provided for payment of all amounts then due to the Trustee pursuant to Section 7.07 hereof.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Registrar for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date or upon redemption within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee or Registrar in the name, and at the expense, of the Issuer.

SECTION 8.05.	Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

All cash and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Paying Agent (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee and Paying Agent, as applicable, against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Paying Agent shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.	Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee or Registrar and Paying Agent for cancellation or (b) all Notes not theretofore delivered to the Trustee or Registrar and Paying Agent for cancellation have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date, pursuant to an irrevocable optional redemption notice, and the Issuer has deposited or caused to be deposited with the Trustee or Registrar and Paying Agent funds or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee or Registrar and Paying Agent for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee or Registrar and Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Issuer has paid all other sums due and payable under this Indenture by the Issuer; and (iii) the Issuer has delivered to the Trustee or Registrar and Paying Agent an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided that in a discharge in connection with any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of the redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee’s rights shall survive termination of this Indenture.

In addition, the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

SECTION 8.07.	Repayment to Issuer.

Any cash or non-callable U.S. Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Issuer.

SECTION 8.08.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

SECTION 8.09.	Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation of the Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	Without Consent of Holder.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Escrow Agreement, the Note Guarantees or the Notes without the consent of any Holder of a Note to:

(a)    cure any ambiguity, omission, defect or inconsistency;

(b)    provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture;

(c)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(d)    add additional Note Guarantees or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under this Indenture;

(e)    add to the covenants of the Issuer for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Issuer;

(f)    make any amendment to the provisions of this Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law; and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(g)    comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(h)    to establish the form or forms or terms of notes of any series as permitted under the provisions of the Indenture relating to the issuance of notes in series;

(i)    convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with Section 4.10;

(j)    conform any provision of this Indenture, the Notes or the Escrow Agreement to the “Description of Notes” section of the Offering Memorandum; or

(k)    make any other change that does not adversely affect the rights of any Holder in any material respect.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee and the Agents shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Agents shall be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.01 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under either this Indenture, the Notes, as applicable, any Notes Guarantee or the Escrow Agreement, by any Holder given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuer shall deliver (by means of electronic transmission in accordance with the applicable procedures of DTC) to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

SECTION 9.02.	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, this Indenture, the Escrow Agreement, the Notes Guarantees and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Escrow Agreement, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under either this Indenture, the Notes, as applicable, any Notes Guarantee or the Escrow Agreement, by any Holder given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver (by means of electronic transmission in accordance with the applicable procedures of DTC) to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes with respect. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the rate of or extend the time for payment of interest on any Note;

(c)    reduce the principal of or extend the Stated Maturity of any Note;

(d)    reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as set forth in Sections 3.07 and 3.08;

(e)    make any Notes payable in money other than that stated in the Notes;

(f)    impair the contractual right of any Holder of Notes to receive payment of principal of and interest on such Note on or after the due dates therefore or to institute suit for the enforcement of such payment on or with respect to such Holder’s Notes;

(g)    make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(h)    except as expressly permitted by this Indenture, modify the Note Guarantee of any Significant Subsidiary in any manner materially adverse to the Holders.

Notwithstanding anything herein or otherwise, the provisions under this Indenture relative to the Issuer’s obligation to make a Change of Control Offer pursuant to Section 4.11 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SECTION 9.03.	[Reserved].

SECTION 9.04.	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05.	Trustee and Agents to Sign Amendments.

The Trustee and Agents shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Agents, as applicable. In executing any amended or supplemental indenture, the Trustee and Agents shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE 10

NOTE GUARANTEES

SECTION 10.01.	Note Guarantees.

Each Guarantor, by executing a supplementary indenture in the form of Exhibit D hereto, as a primary obligor and not merely as a surety, hereby fully, unconditionally and irrevocably guarantees on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer, any other Guarantor or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; or (d) except as set forth in Section 10.05, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under this Section.

SECTION 10.02.	Limitation on Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to any Note Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable foreign or state law. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If following the date of this Indenture and notwithstanding anything in Section 9.02 to the contrary, any Subsidiary incorporated, organized or formed, as the case may be, under the laws of any jurisdiction outside the United States of America (a “Future Guarantor”) shall be required to execute a Note Guarantee and the Issuer shall reasonably determine that the preceding limitations shall not adequately address the limitations on such Note Guarantee imposed by applicable law of the jurisdiction of incorporation, organization or formation, as the case may be, of any such Future Guarantor then upon the delivery of an Officer’s Certificate and Opinion of Counsel, the Issuers shall be entitled to amend such clauses or add such additional provisions (including any related modifications to a supplement to this Indenture or a Note Guarantee), as the case may be, in order for the Note Guarantee of a Guarantor to adequately address the limitations imposed by applicable law.

SECTION 10.03.	Successors and Assigns.

This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.	No Waiver.

Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05.	Release of Guarantor.

The Note Guarantee of a Guarantor will be released with respect to the Notes under this Article 10 without any further action required on the part of the Trustee, the Agents or any Holder:

(a)    upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guarantor such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor;

(b)    when such Guarantor no longer guarantees or is otherwise obligated under (or concurrently with such release, will no longer guarantee or otherwise be obligated under) the Credit Agreement or any other Material Indebtedness of the Issuer or any Guarantor; or

(c)    if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with Article 8 hereof or if the Issuer’s obligations with respect to the Notes are discharged in accordance with the terms of Section 8.06.

SECTION 10.06.	Contribution.

Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01.	[Reserved].

SECTION 11.02.	Notices.

Any notice or communication by the Issuer, the Trustee or an Agent to the other parties is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Issuer:

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2648

Attention: Vice President and Chief Financial Officer

With a copy to:

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2491

Attention: Vice President, General Counsel and Secretary

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile: (212) 701-5111

Attention: Michael Kaplan

If to the Trustee:

U.S. Bank National Association

535 Griswold Street, Suite 550

Detroit, MI 48226

Attn: James Kowalski

Tel: (313) 234-4716

Fax: (313) 963-9428

With a copy to (which shall not constitute notice):

Stinson Leonard Street LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attn: Adam D. Maier

Tel: (612) 335-1412

Fax: (612) 335-1657

If to the Registrar, Paying Agent or Authenticating Agent:

U.S. Bank National Association

535 Griswold Street, Suite 550

Detroit, MI 48226

Attn: James Kowalski

Tel: (313) 234-4716

Fax: (313) 963-9428

With a copy to (which shall not constitute notice):

Stinson Leonard Street LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attn: Adam D. Maier

Tel: (612) 335-1412

Fax: (612) 335-1657

The Issuer, the Trustee or the Agents, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

The Trustee and the Agents, as applicable, agree to accept and act upon facsimile transmission of written instructions pursuant to this Indenture; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.

All notices and communications (other than those sent to the Trustee, Agents or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee, Agents or Holders shall be deemed duly given and effective only upon receipt. Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the security register for the Notes. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.03.	[Reserved].

SECTION 11.04.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or an Agent to take any action under any provision of this Indenture, the Issuer shall furnish to the Trustee and/or Agent, as applicable:

(a)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and/or Agent, as applicable, (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee and/or Agent, as applicable, (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.05.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) and shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Authenticating Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Issuer or of the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.08.	Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.09.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10.	Successors.

All covenants and agreements of the Issuer in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee and the Agents in this Indenture shall bind their respective successors.

SECTION 11.11.	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12.	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13.	Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14.	Force Majeure.

In no event shall the Trustee or the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Agents, as applicable, shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.15.	Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and the Agents with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

ARTICLE 12

ESCROW MATTERS

SECTION 12.01.	Escrow Account.

On the Issue Date, the Issuer, the Escrow Agent and the Trustee will enter into the Escrow Agreement, and on the Issue Date, the Issuer will deposit (or cause to be deposited) the gross proceeds of the offering of the Notes sold on the Issue Date into the Escrow Account.

Other than as permitted under the Escrow Agreement, the Issuer will only be entitled to direct the Escrow Agent to release Escrowed Property (as defined in the Escrow Agreement) (in which case the Escrowed Property will be paid to or as directed by the Issuer) upon delivery to the Escrow Agent and the Trustee, on or prior to June 30, 2018, of an Officer’s Certificate (as defined in the Escrow Agreement), certifying that the Escrow Conditions (as defined in the Escrow Agreement) have been, or substantially concurrently with the release of the Escrowed Property, will be, satisfied.

SECTION 12.02.	Special Mandatory Redemption.

If a Special Mandatory Redemption of the Notes is to occur pursuant to Section 3.09 hereof, the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property to the Trustee in accordance with the terms of the Escrow Agreement. The Trustee shall apply such proceeds to the payment of the Special Mandatory Redemption Price, as set forth in Section 3.09 hereof.

SECTION 12.03.	Release of Escrowed Property.

Upon the satisfaction of the Escrow Conditions, the Escrow Agreement provides that the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property to or on the order of the Issuer on the Release Date (as defined in the Escrow Agreement) in accordance with the terms of the Escrow Agreement.

SECTION 12.04.	Trustee Direction to Execute Escrow Agreement.

The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

ISSUER:

DELPHI JERSEY HOLDINGS PLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: Director, Vice President, General Counsel and Secretary

[Signature Page for Indenture]

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

[Signature Page for Indenture]

REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

[Signature Page for Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Private Placement Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD THEN REQUIRED UNDER RULE 144 OR ITS SUCCESSOR RULE) OR IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT,

SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Regulation S Global Note Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

CUSIP:	ISIN:

[RULE 144A][REGULATION S] GLOBAL NOTE

5.00% Senior Notes due 2025

No.	$[ ]

DELPHI JERSEY HOLDINGS PLC

promises to pay to Cede & Co., or registered assigns, the principal sum of         DOLLARS on October 1, 2025, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Dated:            , 20

DELPHI JERSEY HOLDINGS PLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Authenticating Agent

By:
Name:
Title:

[FORM OF REVERSE SIDE OF NOTE]

5.00% Senior Note due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. Delphi Jersey Holdings plc (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 5.00% from September 28, 2017 until maturity or earlier redemption or repayment of the Note. The Issuer will pay interest on this Note semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2018, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding March 15 and September 15 (each, a “Regular Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 28, 2017. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of September 28, 2017 (the “Indenture”), among the Issuer, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”). The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.14 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    OPTIONAL REDEMPTION.

At any time, the Issuer may, at its option, redeem all or part of the Notes (calculated after giving effect to any issuance of Additional Notes), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.    OFFERS TO REPURCHASE.

Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make a Change of Control Offer in accordance with Section 4.11 of the Indenture.

7.    TAX REDEMPTION. The Issuer may redeem the Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the holders, if it determines that certain tax law changes have occurred as described in the Indenture.

8.    MANDATORY REDEMPTION. Except as set forth in Sections 3.09 regarding special mandatory redemption if escrow conditions are not satisfied and 4.11 of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

9.    NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

10.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3 of the Indenture, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

11.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the Notes or the Note Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from

Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

14.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

15.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

16.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee or Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2648

Attention: Vice President and Chief Financial Officer

With a copy to:

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2491

Attention: Vice President, General Counsel and Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.11 of the Indenture, check the box below:

[    ] Section 4.11

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.11 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $        . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2648

Attention: Vice President and Chief Financial Officer

U.S. Bank National Association

535 Griswold Street, Suite 550

Detroit, Michigan 48226

Attn: James Kowalski

Tel: 313-234-4716

Fax: 313-963-9428

Re:    5.00% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of September 28, 2017 (the “Indenture”), among Delphi Jersey Holdings plc, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as registrar, paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT CERTIFICATED NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT CERTIFICATED NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.    ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT CERTIFICATED NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Certificated Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)    ☐ such Transfer is being effected to the Issuer or a subsidiary thereof.

4.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED CERTIFICATED NOTE.

(a)    ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(b)    ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(c)    ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Certificated Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ Regulation S Global Note ([CUSIP: ]), or

(b)	☐ a Restricted Certificated Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: ]), or

(ii)	☐ Regulation S Global Note ([CUSIP: ])or

(iii)	☐ Unrestricted Global Note ([ ] [ ]); or

(b)	☐ a Restricted Certificated Note; or

(c)	☐ an Unrestricted Certificated Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Delphi Jersey Holdings plc

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: 248-813-2648

Attention: Vice President and Chief Financial Officer

U.S. Bank National Association

535 Griswold Street, Suite 550

Detroit, Michigan 48226

Attn: James Kowalski

Tel: 313-234-4716

Fax: 313-963-9428

Re:    5.00% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of September 28, 2017 (the “Indenture”), among Delphi Jersey Holdings plc, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as registrar, paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)    EXCHANGE OF RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED CERTIFICATED NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Certificated Note of the same series, the Owner hereby certifies (i) the Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Certificated Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO UNRESTRICTED CERTIFICATED NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Certificated Note for an Unrestricted Certificated Note of the same series, the Owner hereby certifies (i) the Unrestricted Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)    EXCHANGE OF RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED CERTIFICATED NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED CERTIFICATED NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Certificated Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

b)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Certificated Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                     .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Party”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”).

W I T N E S S E T H

WHEREAS, Delphi Jersey Holdings plc, a Jersey public limited company (the “Issuer”), has heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of September 28, 2017, providing for the issuance of an unlimited aggregate principal amount of 5.00% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Party shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Party shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture, jointly and severally with each other Guarantor, on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Agreement to Guarantee. The Guaranteeing Party hereby agrees as follows:

(a)    Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), as primary obligor and not merely as surety, to fully, unconditionally and irrevocably guarantee on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Such Note Guarantee shall remain in full force and effect until payment in full of all Guaranteed Obligations. The Guaranteeing Party further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Guaranteeing Party and that Guaranteeing Party will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)    The Guaranteeing Party waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guaranteeing Party waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of the Guaranteeing Party hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer or any other

Person under this Supplemental Indenture, the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder, the Trustee or Agents for the Guaranteed Obligations or any of them; (e) the failure of any Holder, the Trustee or Agents to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 10.06 of the Indenture, any change in the ownership of such Guarantor.

(c)    The Guaranteeing Party further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

(d)    The Guaranteeing Party further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

(e)    The Guaranteeing Party further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guaranteeing Party’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Party for the purposes of Section 10.01 of the Indenture and this Supplemental Indenture.

(f)    The Guaranteeing Party also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under Section 10.01 of the Indenture or this Supplemental Indenture.

(3)    Limitation on Liability. The Guaranteeing Party hereby confirms that it is the intention of all parties that the Note Guarantee of the Guaranteeing Party (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to any Note Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable foreign or state law. Any term or provision of this Supplemental Indenture or the Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by the Guaranteeing Party shall not exceed the maximum amount that can be hereby guaranteed without rendering this Note Guarantee, as it relates to the Guaranteeing Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(4)    Successors and Assigns. This Supplemental Indenture and Article 10 of the Indenture shall be binding upon the Guaranteeing Party and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Supplemental Indenture, in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

(5)    No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Supplemental Indenture or Article 10 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture and Article 10 of the Indenture at law, in equity, by statute or otherwise

(6)    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    Except as otherwise provided in clause (b) below, the Guaranteeing Party may not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person, unless:

(1)    (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Issuer, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B)     immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C)    the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2)    such Guarantor will be released from its Note Guarantee in connection therewith as provided in this Indenture.

(b)    Notwithstanding clause (a) above:

(1)    any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor; and

(2)    the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

(7)    Releases.

The Note Guarantee of the Guaranteeing Party will be released with respect to the Notes under this Supplemental Indenture and Article 10 of the Indenture without any further action required on the part of the Trustee, the Agents or any Holder:

(a)    upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guaranteeing Party such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor;

(b)    when such Guaranteeing Party no longer guarantees or is otherwise obligated under (or concurrently with such release, will no longer guarantee or otherwise be obligated under) the Credit Agreement or any other Material Indebtedness of the Issuer or any other Guarantor; or

(c)    if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with Article 8 of the Indenture or if the Issuer’s obligations with respect to such series of Notes are discharged in accordance with the terms of Section 8.06 of the Indenture.

(8)    Contribution. If the Guaranteeing Party makes a payment under its Note Guarantee, it shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each other Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(9)    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Party shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Party) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(10)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(11)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(12)    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(13)    The Trustee and the Agents. The Trustee and the Agents shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Party.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING PARTY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent, Registrar and Authenticating Agent

By:
Name:
Title: